EXHIBIT 3.6

                  DELAWARE CERTIFICATE OF OWNERSHIP AND MERGER
                         MERGING BIOPONIC INTERNATIONAL
                                      INTO
                                MR3 SYSTEMS, INC.
                        (UNDER SECTION 253 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE)

MR3 Systems, Inc. and Bioponic International hereby certify that:

         (1) The name and state of incorporation of each of the constituent corporations are:

                  (a) MR3 Systems, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on June 8, 1999; and

                  (b) Bioponic International, a corporation organized pursuant to the provisions of the General Corporation Law of the State of California on July 3, 1991.

         (2) Bioponic International owns all of the outstanding shares of the capital stock of MR3 Systems, Inc.

         (3) An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by Bioponic International and by MR3 Systems, Inc. in accordance with the provisions of Section 253 of the General Corporation Law of the State of Delaware and in accordance with the General Corporation Law of the State of California.

         (4) The board of directors of Bioponic International has duly adopted the following resolutions:

         WHEREAS, this board of directories of Bioponic International ("this corporation") has carefully reviewed data regarding the incorporation, financial status, assets and liabilities of MR3 Systems, Inc., (formally named Emarethree Corporation"), a Delaware corporation and wholly owned subsidiary of this cooperation ("Subsidiary"), and the proposed Agreement of Merger between this corporation and the Subsidiary; and

         WHEREAS, after lengthy and thoroughly deliberation, this board of directors deems it in the best interest to be merged into MR3 Systems, Inc. with Subsidiary to be the surviving corporation;

         NOW, THEREFORE, BE IT

         RESOLVED, that this corporation be merged into Subsidiary (with Subsidiary as the surviving corporation) and that Subsidiary assume all of this corporation's liabilities pursuant to Section 1110 of the California Corporations Code.

         RESOLVED, FURTHER, that upon the effectiveness of this merger, the outstanding shares of this corporation shall be converted into shares of Subsidiary on the following basis: one share of Common Stock in this corporation shall be converted into one share of Common Stock in Subsidiary; one share of Series A Preferred Stock in this corporation shall be converted into one share of Series A Preferred Stock in Subsidiary.

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         RESOLVED,  FURTHER, that each officer of this corporation is authorized and directed to take all further action and to execute and deliver all further documents as the officers acting shall determine to be necessary, that determination to be conclusively evidence by their action in the premises.

         (5) The board of directors of MR3 Systems, Inc. has duly adopted the following resolution:

         WHEREAS, it is proposed that Bioponic International, a California corporation ("Parent"), be merged into MR3 Systems, Inc., a Delaware corporation ("Subsidiary"), and this board of directors of Subsidiary has reviewed the proposed Agreement of Merger and the resolutions of the board of directors of Parent electing to effect the merger ("Parent's resolution to merge"), wherein it is resolved by the board of directors of Parent that Subsidiary assume all of Parent's liabilities; that the outstanding shares of Common and Series A Preferred Stock of Parent be converted into like shares of Subsidiary on a one-to-one basis; and that each officer of Parent is authorized and directed to take all further action and to execute and deliver all further documents as the officers acting shall determine to be necessary; and

         WHEREAS, it is deemed in the best interests of this corporation that this Board of Directors ratify, confirm and approve the execution and delivery on behalf of this corporation of the Agreement;

         NOW, THEREFORE, BE IT

         RESOLVED, that the Agreement be, and hereby is, in all respects approved, and that the proper officers of this corporation be, and hereby are, authorized and directed to execute and deliver the Agreement;

         RESOLVED FURTHER, that the officers of this corporation be, and each of them acting alone hereby is, authorized by and on behalf of this corporation, to make, execute and deliver such other related agreements, certificates, instruments or documents as such officer or officers acting on behalf of this corporation may approve, the execution of any such further amendments, agreements, certificates, instruments or documents by such officer or officers to be conclusive evidence of such approval;

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         RESOLVED FURTHER, that the officers of this corporation be, and each of them hereby is, authorized and directed to take such actions and to do all things which said officer or officers may deems necessary or appropriate to accomplish the merger.

         (6)      The name of the surviving corporation is MR3 Systems, Inc.

         (7) The surviving corporation is a corporation of the State of Delaware.

         (8) The executed Agreement of Merger is on file at the principal place of business at MR3 Systems, Inc. at Pier 54, San Francisco, California 94104.

         (9) A copy of the Agreement of Merger will be furnished by MR3 Systems, Inc., on request and without cost, to any stockholder of Bioponic International or MR3 Systems, Inc.

         (10) The authorized capital stock of Bioponic International is fifty million (50,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock, all with no par value.

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         IN WITNESS WHEREOF, MR3 Systems, Inc. has caused this certificate to be signed by Randall S. Reis, its authorized officer, on the 28th day of April, 2000.

                                MR3 Systems, Inc.

                                By:  /s/ Randall S. Reis
                                         -------------------------
                                         Randall S. Reis, director

                                Bioponic International

                                By: /s/ Randall S. Reis
                                    -----------------------------
                                        Randall S. Reis, Director
                                                         Chairman
                                                         Chief Executive Officer
                                                         Secretary
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